Exhibit 99.1
NEWS RELEASE	CONTACT: Jason Korstange (952) 745-2755
FOR IMMEDIATE RELEASE
200 Lake Street East, Wayzata, MN 55391-1693

TCF National Bank to Issue $110 Million of Subordinated Notes

WAYZATA, MN, June 6, 2012 – TCF National Bank (“TCF Bank”), a wholly-owned subsidiary of TCF Financial Corporation (“TCF”) (NYSE: TCB), priced an offering of $110 million of subordinated notes that will be due on June 8, 2022.

The subordinated notes bear interest at a fixed rate of 6.25% until maturity.  The notes are intended to qualify as Tier 2 or supplementary capital for regulatory purposes, subject to certain limitations.  TCF Bank intends to use the proceeds for general corporate purposes.

Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers for the subordinated debt offering.  Credit Suisse Securities (USA) LLC is serving as co-manager.

This announcement does not constitute an offer to buy or a solicitation to sell the subordinated notes.

About TCF Bank

TCF Bank is a wholly-owned subsidiary of TCF, a Wayzata, Minnesota-based national bank holding company with $17.8 billion in total assets at March 31, 2012. The company has over 430 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and

South Dakota, providing retail and commercial banking services. TCF also conducts commercial leasing and equipment finance business and leverage lending in all 50 states, commercial inventory finance business in the U.S. and Canada, and indirect auto finance business in over 30 states.

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